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                                                                   Exhibit 10.29

                                    AGREEMENT

     THIS AGREEMENT (the "Agreement") is made as of the 21/st/ day of September, 2001 by and between ESA MANAGEMENT, Inc. a Delaware Corporation ("Assignor"), and NATIONSRENT, Inc. a Delaware Corporation ("Assignee").

                                    RECITALS:

     A. Whereas, AutoNation, Inc. a Delaware corporation ("AutoNation"), formerly known as Republic Industries, Inc., as tenant, entered in that certain Lease Agreement dated January 15, 1996, with ELO Associates, Ltd., as landlord (the "Master Landlord"), whereby AutoNation leased space on the 12/th/, 14/th/ and 9/th/ floors of the building located at 450 East Las Olas Boulevard, Ft. Lauderdale, Florida, (the "Las Olas Centre I"), as amended by Square Footage Amendment dated May 13, 1997, Amendment to Lease Agreement dated June 24, 1996, Parking Amendment dated March 20, 1996, Parking Amendment dated January 17, 1997 (collectively, the Master Lease"). The Master Lease is attached hereto as Exhibit "A" and incorporated herein by reference;

     B. Whereas, under a Lease Assignment made as of the 3/rd/ day of December, 1997 (attached hereto as Exhibit "B" and hereafter referred to as the "Assignment"), Assignor succeeded to the interest of Republic Industries Inc., as holder of the tenant's interest to the 12/th/ floor of the Las Olas Centre I (hereinafter the "Premises"):

     C. Whereas, except as otherwise provided herein, Assignor desires to assign its rights and delegate its obligations under the Master Lease with respect to the 12/th/ Floor (the Premises) to Assignee and Assignee desires to assume such rights and obligations thereunder with respect to the Premises.

                                   AGREEMENT:

     In consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

     1. Agreement. Effective as of the Effective Date Assignor represents and warrants to Assignee that (a) Assignor's execution and delivery of this Agreement have been duly authorized, (b) the person executing this Agreement on behalf of Assignor is fully authorized to execute it and (c) there are no defaults by Assignor under the Master Lease and, to Assignor's knowledge, by any other party under the Master Lease. Effective as of the Delivery Date (as hereafter defined) except as otherwise provided herein, Assignor hereby transfers, conveys, assigns and sets over to Assignee all of Assignor's right, title and interest in, to and under the Master Lease with respect to the Premises and also transfers all of Assignor's interest in the parking spaces referenced in the Assignment.

     2. Acceptance and Agreement. Effective on the Delivery Date, except as otherwise provided herein, Assignee expressly accepts the assignment to it of Assignor's right, title and interest in and to the Master Lease with respect to the Premises and effective as of the Rent Commencement Date Assignee assumes and agree to be bound by the Master Lease with respect

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to the Premises and to keep, perform and fulfill, each and all of the covenants, agreements, terms, provisions, conditions and obligations required to be kept, performed and fulfilled by Assignor as tenant with respect to the Premises under the Master Lease which arise and relate to periods on or subsequent to the Rent Commencement Date. Assignee hereby represents and warrants to Assignor that (a) Assignee's execution and delivery of this Agreement have been duly authorized and (b) the person executing this Agreement on behalf of Assignee is fully authorized to execute it.

     3. Occupancy and Rent Commencement. The Agreement shall be effective on the date hereof (the "Effective Date"). Assignor shall deliver the Premises to Assignee on December 1, 2001 (the "Delivery Date") in order to allow Assignee to begin moving in and preparing the Premises for its occupancy (without Assignee being liable for any Fixed Rent (as herein defined) or other charges hereunder for such month). From and after the Delivery Date and thereafter during the term of this Agreement and all extensions thereof, Assignee shall have the right to utilize (in their "as is" condition) the voice and data cabling system and the existing patch panel. The parties acknowledge that Assignor will be delivering the Premises to Assignee in its "as is" condition. Fixed Rent shall be due and payable by Assignee from and after January 1, 2002 (the "Rent Commencement Date").

     4. Term of Agreement. The term of this Agreement shall be three (3) years commencing on January 1, 2002 and continuing through December 31, 2004 ("Initial Term").

     5. Rent, Taxes, Insurance, Maintenance, Parking and Utilities Payable by Assignee. Notwithstanding anything to the contrary in the Assignment and/or Master Lease, Assignee shall pay Assignor Fixed Rent of $625,884.00 per year ("Fixed Rent") payable in equal month installments of $52,157.00 each beginning on January 1, 2002. The parties intend that the sum for Fixed Rent shall be full service rent which amount already includes (and Assignee shall not be required to pay anything additional for) Base Rent, Sales Taxes, Additional Rent, Parking Rent, or other charges for parking spaces, utilities, janitorial or any other costs or charges that were payable under the Master Lease including without limitation, operating expenses, insurance, parking spaces, real estate taxes and assessments and sales taxes on any of the foregoing. Notwithstanding anything to the contrary in the Master Lease, throughout the Initial Term, there shall not be any adjustments to Fixed Rent and any other increases whatsoever. To the extent that AutoNation or Assignor is billed by Master Landlord for overtime air conditioning and heating costs that relate to the Premises, Assignee shall reimburse the party billed for the charges relating to the Premises within forty five (45) days of receipt of an invoice for such charges.

     6. Renewal Term. Assignee, upon written notice to Assignor of at least 180 days prior to the expiration of the Initial Term of the Agreement, shall have the option to renew this Agreement for a period of 2 years and 1 month ("Renewal Term") which Renewal Term shall commence on January 1, 2005 and continue through January 31, 2007. Annual base rent (excluding taxes, insurance, maintenance, parking and utilities) payable by Assignee to Assignor during the Renewal Term shall be $13.18 per rentable square foot, payable in equal monthly installments (which figure already includes sales taxes). In addition, during the Renewal Term of the Agreement, the share of all charges for taxes, insurance, maintenance, parking and utilities and all other non base rent charges payable by Assignor under the Master Lease (hereinafter the

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"Additional Rent") (but only those that are attributable to the 12/th/ floor)
shall be paid on a 100% pass through basis by Assignee to Assignor as per invoice from Master Landlord or their designee. Assignee shall also pay any sales taxes due and payable on the Additional Rent. The Additional Rent attributable to the 12/th/ floor shall be the Additional Rent payable by under the Master Lease multiplied by a percentage which is the rentable square feet of the Premises (which is 22,353 square feet) divided by the rentable square footage of all of the space leased in the Master Lease.

     7. Modular Cubicle Purchase. Assignor hereby grants, bargains, transfers and conveys to Assignee the forty (40) modular cubicles currently in place at the Premises for a price of $900 per cubicle. Assignor represents that it has good title to the modular cubicles and that same are free of all liens and encumbrances. The sum of thirty six thousand and 00/100 dollars ($900 x 40 cubicles = $36,000) shall be paid by Assignee to Assignor not later than February 1, 2002.

     8. Indemnification.

        (a) Assignor hereby indemnifies and holds Assignee, its officers, directors, employees, representatives, agents, contractors, subsidiaries, affiliates, successors, and assigns, from any and all manner of action and actions, cause and causes of action, suits debts, sums of money, accounts, reckonings, covenants, warranties obligations, agreements, contracts, promises, damages, claims and demands whatsoever, in law or in equity, accruing or arising, directly or indirectly, in whole or in part, prior to the taking of occupancy of the Premises for, upon or by reason of the Master Lease relating to the Premises.

        (b) Assignee hereby indemnifies and holds Assignor, its officers, directors, employees, representatives, agents, contractors, subsidiaries, affiliates, successors, and assigns, from any and all manner of action and actions, cause and causes of action, suits, debts, sums of money, accounts, reckonings, covenants, warranties, obligations, agreements, contracts, promises, damages, claims and demands whatsoever, in law or in equity, accruing or arising, directly or indirectly, in whole or in part, after the taking of occupancy of the Premises for, upon or by reason of only those terms of the Master Lease relating to the Premises which it has been assigned hereunder.

        9. WAIVER OF WARRANTIES. ASSIGNEE AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER ASSIGNOR NOR ASSIGNOR'S AGENTS HAVE MADE ANY REPRESENTATIONS OR PROMISES WITH RESPECT TO THE PHYSICAL CONDITION OF THE PREMISES, THE RENTS, LEASES OR EXPENSES OF OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PREMISES. ASSIGNEE HAS INSPECTED THE PREMISES AND IS THOROUGHLY ACQUAINTED WITH THEIR CONDITION, AND AGREES TO TAKE THE SAME "AS IS", AND ACKNOWLEDGES THAT THE TAKING OF POSSESSION OF THE PREMISES BY ASSIGNEE SHALL BE CONCLUSIVE EVIDENCE THAT THE PREMISES WERE IN GOOD AND SATISFACTORY CONDITION AT THE TIME SUCH POSSESSION WAS SO TAKEN.

        10. Notices. All notices, requests, demands or other communications which may be or are required or permitted to be served or given hereunder (herein, "Notices") shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service to Assignor and Assignee at the following addresses:

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         TO ASSIGNOR:

         ESA Services Inc.
         901 Pine Street
         Spartanburg, South Carolina 29302
         Attn: Piero Bussani, Vice President, Legal and Development

         TO ASSIGNEE:

         NationsRent, Inc.
         Las Olas Centre, Suite 1400
         450 East Las Olas Boulevard
         Fort Lauderdale, Florida 33301
         Attn: Jorge L. Martin, Vice President of Real Estate and Construction

         With copies to:

         Attn: Joseph H. Izhakoff, Esquire, Vice President and General Counsel at the same address and to:

         Ackerman, Senterfitt & Eidson, P.A.
         Las Olas Centre II, Suite 1600
         350 East Las Olas Boulevard
         Suite 1600
         Fort Lauderdale, Florida 33301
         Attn: Theresa M. McLaughlin, Esquire

Either party may, by Notice given as aforesaid, change its address for all subsequent Notices. Notices shall be deemed given when received in accordance herewith.

     11. Further Assurances. Promptly upon request from time to time of the other party, each party shall do execute, acknowledge and deliver, or cause to be done, executed acknowledged or delivered, to or at the direction of such party, all further acts, transfers, assignments, powers and other documents and instruments as may be so requested to give effect to the transactions contemplated hereby. Further, Assignor agrees that it shall use commercially reasonable efforts to enforce the terms of the Master Lease.

     12. Successors and Assigns. This Agreement shall bind the parties and their respective successors and assigns.

     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14. Consent. This Agreement shall be conditioned upon obtaining the Consent to Agreement attached hereto as Exhibit "C" to be executed by Master Landlord.

     15. Clarification. Notwithstanding anything to the contrary, the parties agree and acknowledge that Assignee's obligations and liabilities hereunder relate only to the 12th floor of

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the Las Olas Centre I and that Assignee shall not have any liability or responsibility under this Agreement with respect to other floors in the Las Olas Centre I that are referenced in the Master Lease (unless such obligations are referenced in a separate written agreement executed by Assignee).

     16. Entire Agreement/Modification. This Agreement embodies the entire understanding between the parties with respect to the transaction contemplated herein. All prior or contemporaneous agreements, understandings, representations, warranties and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any of its provisions may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which that enforcement is sought, and then only to the extent set forth in that instrument. Assignor shall not modify the Master Lease or enter into any other agreement with respect to the Premises which would adversely affect Assignee's rights hereunder without first obtaining the prior written consent of Assignee.

     17. Brokers. Assignor and Assignee each warrant to the other that no broker or agent has been employed with respect to this Amendment and each agrees to indemnify and hold the other harmless from any claims by any broker or agent claiming compensation in respect of this Agreement alleging an agreement by Assignor or Assignee, as the case may be. Notwithstanding the foregoing, Quality Development LC is due a consulting fee from Assignor (pursuant to the terms of a separate agreement between Assignor and Quality Development LC); Assignor shall indemnify and hold Assignee harmless from any claims against Assignee relating to any compensation or fee due Quality Development LC.

     18. Conflicts. In the event of a conflict between the terms and provisions of the Assignment and/or the Master Lease and the terms and provisions of this Agreement, then the terms and provisions of this Agreement shall prevail and control.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

WITNESSES                                   ASSIGNOR:

                                            ESA MANAGEMENT, INC.

/s/ Deborah Stear DeLuca
---------------------------
Deborah Stear DeLuca

                                            By: /s/ Robert A. Brannon
                                               -------------------------
/s/ Joseph Cote                             Name:  Robert A. Brannon
---------------------------
Joseph Cote                                 Title: President


                                            ASSIGNEE:

                                            NATIONSRENT, INC.

/s/ Deborah Stear DeLuca
---------------------------
Deborah Stear DeLuca

                                            By: /s/ Jorge L. Martin
                                               -------------------------
/s/ Joseph Cote                             Name:  Jorge L. Martin
---------------------------
Joseph Cote                                 Title: Vice President

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